Exhibit 99.1

Antero Resources Revises 2012 Capital Budget and Outlook and Updates Hedge Position

Denver, Colorado, June 4, 2012—Antero Resources today announced a $1.2 billion revised 2012 capital budget, updated its 2012 outlook adjusted for the sale of its Arkoma Basin assets which was announced in a separate release today and updated its hedge position.

2012 Capital Budget and Outlook

Antero’s Board of Directors has approved a 40% increase in the company’s 2012 capital budget to $1.2 billion, which includes $695 million for drilling and completion, $442 million for leasehold acquisitions and $63 million for the construction of gathering pipelines and facilities.  The budget was revised primarily to fund the acquisition of additional leasehold in the Appalachian Basin and to remove post-effective date drilling costs in the Arkoma Basin due to the sale of the Arkoma Basin assets.  Approximately 93% of the budget is allocated to the Marcellus Shale, 6% is allocated to the Piceance Basin and 1% is allocated to the Woodford Shale and Fayetteville Shale for drilling costs incurred prior to June 29, 2012, the expected closing date of the sale.  Antero is currently operating nine drilling rigs in the Appalachian Basin and plans to add one additional rig in June 2012 and another rig by September 2012.  Antero plans to continue to run one drilling rig in the Piceance Basin until the end of July 2012 when its rig contract expires.

The capital budget is expected to be funded internally from non-core asset sales including Antero’s Marcellus Shale midstream asset sale completed in March 2012 and the Arkoma Basin asset sale announced today, as well as operating cash flow and the undrawn committed capacity under Antero’s bank credit facility.  At March 31, 2012, pro forma for the $100 million bank commitment increase previously disclosed and the newly announced Arkoma Woodford and Fayetteville Shale asset sale, Antero would have had approximately $300 million in cash and a $1.25 billion bank borrowing base after adjusting for an expected $300 million reduction to the borrowing base due to the Arkoma Basin asset sale.

As of today we are using the following key assumptions to generate our outlook for 2012, excluding the Arkoma Woodford and Fayetteville Shale assets as of June 29, 2012:

2012 Outlook	Previous	Revised	Difference
2012 NYMEX Gas Price ($/MMBtu)	$3.00	$2.75	$(0.25)
2012 WTI Oil Price ($/Bbl)	$100.00	$90.00	$(10.00)
2012 Net Production (MMcfed)	370 – 400 MMcfe/d	310 – 340 MMcfe/d	(60) MMcfe/d
2012 Net Liquids Production as a %	9%	9%	0%
EBITDAX ($MMs)	$490 – $520 million	$410 – $440 million	$(80) million
Cash Production Costs ($/Mcfe)	$1.55 – $1.75/Mcfe	$1.55 – $1.75/Mcfe	$0.00/Mcfe
G&A ($/Mcfe)	$0.25 - $0.30/Mcfe	$0.30 - $0.35/Mcfe	$0.05/Mcfe

Antero Resources President and CFO Glen Warren commented, “The $445 million Arkoma Basin asset sale that was announced today combined with our $375 million Marcellus Shale midstream sale which closed in March, fills the funding gap between our estimated EBITDAX and our revised $1.2 billion capital budget for 2012.  The increased capital budget allows Antero to continue to consolidate acreage into our existing 238,000 net acre leasehold position in the Marcellus, of which approximately 75% contains liquids-rich processable gas.  We plan to begin processing our rich gas production from the Marcellus Shale in the third quarter 2012 when MarkWest is expected to complete the 200 MMcfd Sherwood I processing plant located in the heart of our rich gas position.”

Commodity Hedges

From the beginning of the second quarter of 2012 through the end of 2017, and excluding financial hedges under agreement to be sold with the Arkoma Basin assets, Antero has hedged approximately 800 Bcfe using fixed price swaps at an average NYMEX-equivalent price of $5.23 per MMBtu.  Almost 80% of estimated production for the last nine months of 2012 is hedged at a NYMEX-equivalent price of $5.51 per MMBtu and over 70% of 2013 estimated production is hedged at a NYMEX-equivalent price of $5.13 per MMBtu.  Virtually all of Antero’s financial hedges are tied to the local basin and are simple fixed-price swaps.  For presentation purposes, the basin prices are converted to NYMEX-equivalent prices in the table below using current basis differentials in the over-the-counter futures market.  Antero has ten counterparties to its hedge contracts, all but one of which are lenders in the Company’s bank credit facility.

	Natural gas equivalent	NYMEX- Equivalent
Calendar Year	MMBtu/day	index price
2012	243,037	$5.51
2013	377,020	$5.13
2014	420,000	$5.38
2015	450,000	$5.47
2016	532,500	$5.13
2017	230,000	$4.54

Antero Resources is an independent oil and natural gas company engaged in the acquisition, development and production of unconventional natural gas properties primarily located in the Appalachian Basin in West Virginia and Pennsylvania, the Piceance Basin in Colorado and the Arkoma Basin in Oklahoma. Our website is www.anteroresources.com.

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Antero’s control. All statements, other than historical facts included in this release, are forward-looking statements. All forward-looking statements speak only as of the date of this release. Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development, production, gathering and sale of natural gas and oil. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011.

For more information, contact Chad Green, Finance Director, at (303) 357-7339 or cgreen@anteroresources.com.